Exhibit 4.3

[SHANGHAI PU DONG LAW OFFICE; TENTH DRAFT AS OF 20TH OCTOBER 2007]

EQUITY TRANSFER AGREEMENT

BY AND BETWEEN

LI WENYONG AND HOU BIN

(As the Transferors)

AND

Home Inns & Hotels Management (Shanghai) Inc.

(As the Transferee)

With Respect to the Transfer of 100% Equities of

Chuwen Investment (Shanghai) Holdings Co., Ltd.

Dated: 21st October 2007

This Equity Transfer Agreement (hereinafter referred to as “The Agreement”) is made and entered in Shanghai, People’s Republic of China (“PRC”) on the 21st day of October in 2007 by and between the parties referred to below.

WHEREAS,

(A)	LI Wenyong, a natural person of Chinese nationality, holding a Chinese ID Card numbered 310106620622121 and residing in No. 29, Lane 333, Wukang Road, Shanghai, People’s Republic of China; HOU Bin, a natural person of Chinese nationality, holding a Chinese ID Card numbered 310107196003165012 and residing in Room 301, No. 18, Lane 1028, Changshou Road, Putou District, Shanghai, PRC (collectively referred to as “the First Party”); and

(B)	Home Inns & Hotels Management (Shanghai) Inc., a corporation duly organized and existing under the laws of the People’s Republic of China, with its legal address at No. 462, Shangzhong Road, Shanghai, PRC (hereinafter referred to as “the Second Party”).

WHEREAS, Chuwen Investment (Shanghai) Holdings Co., Ltd. referred to in this Agreement is a limited liability company (LLC) duly incorporated and exists under the laws of the People’s Republic of China, with its registered address at No. 923, Zhong Shan South No. 2 Road, Shanghai, PRC (hereinafter referred to as “the Company”). (The First Party and the Second Party are collectively referred to as the “Parties” and each is individually referred to as a “Party”).

1.	GENERAL PROVISIONS

1.1	PREAMBLE

(a)	The Company shall currently take the form of a limited liability company (a domestic joint venture). The registered capital of the Company is ONE HUNDRED MILLION RENMINBI (RMB100,000,000.00), of which NINETY MILLION RENMINBI (RMB90,000,000.00) has been contributed by LI Wenyong in the form of cash (representing ninety percent (90%) of the total registered capital) and TEN MILLION RENMINBI (RMB10,000,000.00) has been contributed by HOU Bin in the form of cash (representing ten percent (10%) of the total registered capital). The capital contributions of the Parties referred to above have been made in full and attested by the Certified Public Accountant (CPA).

(b)	The Company is currently holding twenty percent (20%) of the equities of Shanghai Top Star Hotel Management Co., Ltd. (hereinafter referred to as “Top Star”), one hundred percent (100%) of the equities of Nanning Top Star Hotel Management Co., Ltd. (hereinafter referred to as “Nanning Top Star”), ninety-five percent (95%) of Chengdu Top Star Hotel – Mareka Hotel Management Limited Liability Company (hereinafter referred to as “Chengdu Top Star”), and ninety percent (90%) of the equities of Wen Lai Investment Management (Shanghai) Co., Ltd. (hereinafter referred to as “Shanghai Wen Lai”). In addition, the Company is planning to invest in the establishment of Guoding Top Star Hotel (Shanghai) Co., Ltd. (hereinafter referred to as “Shanghai Guoding Top Star”). (Except for Shanghai Wen Lai, the other four (4) companies are collectively referred to as the “Subsidiaries”).

(c)	As of October 10, 2007, Top Star has a total of twenty (20) branches. Except for its Shenzhen branch, the other nineteen (19) branches are currently operating nineteen (19) “Top Star Hotels”. As of (Month) (Day), 2007, two of the branch stores (respectively located at Yan An Road (West) of Shanghai and the People’s Square of Changzhou) have not yet obtained the business licenses (the twenty branches and the two branch stores are collectively referred to as “Branch Offices”).

(d)	The First Party agrees to sell to the Second Party the equities (hereinafter referred to as “Equities”) corresponding to one hundred percent (100%) of the total registered capital of the Company held by the First Party in accordance with the terms and conditions set out in the Agreement. Additionally, the Second Party has agreed to purchase the Equities.

(e)	As of August 31, 2007, the Company has not yet repaid Shanghai Chang Bai Real Estate Development Co., Ltd. the debts in the amount of TWO HUNDRED AND TWENTY MILLION AND SIX HUNDRED THOUSAND RENMINBI (RMB220,600,000.00) (hereinafter referred to as “Loans”).

1.2	TITLE

The title of this Agreement is provided herein for reference only and does not affect the interpretation of this Agreement.

2.	EQUITY TRANSFER

2.1	EQUITY TRANSFER

Pursuant to the terms and conditions of this Agreement, the Second Party shall purchase the Equities from the First Party as of the Transaction Date (as defined hereunder). The transfer of Equities to the Second Party by the First Party herein is hereinafter referred to as “Equity Transfer”.

2.2	OWNERSHIP

Upon obtaining the new business license with the Second Party recorded as the investor of the Company, the Second Party shall own one hundred percent (100%) of the Equities of the Company.

3.	PURCHASE PRICE AND PAYMENT

3.1	EQUITY PURCHASE PRICE

The total purchase price for the transfer of equities from the First Party to the Second Party is ONE MILLION RENMINBI (RMB1,000,000.00) (hereinafter referred to as the “Purchase Price”). The Second Party shall pay the First Party the Purchase Price through telegraphic transfer.

The Parties shall agree and arrive at the Purchase Price in consideration of the consensus on and agreements for the net asset valuation of the Company.

The Second Party agrees that, upon the recall of all the Company’s debt claims from Tuofeng Advertising (Shanghai) Co., Ltd. by the Company, the Company upon the acquisition of the Company by the Second Party shall continue to repay the Company’s Loans to Shanghai Chang Bai Real Estate Development Co., Ltd. .

3.2	PAYMENT

The Second Party shall, in accordance with the time schedule and the method(s) referred to below, pay the First Party the Purchase Price:

The Second Party shall, after the completion of Equity Transfer in the Company on the first working day, pay the First Party ONE MILLION RENMINBI (RMB1,000,000.00);

The First Party’s receiving bank account is subject to the First Party’s written notification to the Second Party.

The First Party shall, upon each payment by the Second Party, issue a receipt to the Second Party to confirm the receipt of the payment.

3.3	LOAN REPAYMENT

The Second Party guarantees that, upon the completion of the transaction, the Company shall repay its Loans to Shanghai Chang Bai Real Estate Development Co., Ltd. in accordance with the conditions and procedures set out below:

(a)	On the first working day upon the completion of the Equity Transfer (subject to the new business license), the Company shall repay the Loans in the amount of THIRTY-FOUR MILLION RENMINBI (RMB34,000,000.00) to Shanghai Chang Bai Real Estate Development Co., Ltd. ;

(b)	Upon the completion of the Company’s Equity Transfer, and upon the recall of all the Company’s debt claims from Tuofeng Advertising (Shanghai) Co., Ltd. by the Company and Top Star, the Company shall, not later than November 30, 2007, repay the remaining Loans to Shanghai Chang Bai Real Estate Development Co., Ltd. . (If the two preceding conditions have not been satisfied by November 30, 2007, the remaining Loans shall be repaid until the two aforesaid conditions are satisfied.)

3.4	FEES

All the taxes and fees imposed on equity transfer within the PRC by the relevant Chinese government authorities shall be borne by the paying party of the said taxes and fees pursuant to the laws and regulations officially promulgated by the PRC. Nonetheless, any taxes and fees not stipulated in the laws and regulations shall be equally borne by both parties hereto. If one party has already paid taxes or fees which shall be payable by the other party pursuant to the laws, the other party which shall pay the said taxes or fees as set forth in the applicable laws and regulations shall, upon receipt of a written notice from the party who has already paid the taxes or fees on behalf of the other party, forthwith repay the party who has already paid the taxes or fees the amount accordingly.

Pursuant to the current “Individual Income Tax Law”, the Second Party is responsible for withholding and collecting individual income taxes for the First Party resulting from Equity Transfer. Accordingly, both parties hereto agree that the amount of individual income taxes withheld and collected by the Second Party for the First Party shall be deducted from the Purchase Price to be paid by the Second Party to the First Party.

4.	CONDITIONS PRECEDENT

4.1	Prior to the completion of the transaction, the First Party shall ensure that the matters referred to below have been completed:

(a)	All the directors and legal representative(s) originally holding the relevant posts in the Company on behalf of the First Party have resigned, and have been replaced by persons designated by the Second Party, unless the Second Party agrees that the relevant personnel originally taking up the posts may continue to hold such posts.

(b)	The Company has issued a written confirmation to confirm that no significant adverse changes have occurred to the Company and to any of its Subsidiaries as from the signing date to the transaction completion date.

(c)	The First Party, on that day upon the completion of the transaction and prior to the transaction, has not violated its representations, warranties or covenants under this Agreement.

(d)	The First Party guarantees that it shall obtain the written confirmation from Shanghai Chang Bai Real Estate Development Co., Ltd. for the consent of Shanghai Chang Bai Real Estate Development Co., Ltd. to the Company’s repayment of the Loans thereto in accordance with the time and the method set out in Article 3.3 of this Agreement together with the exemption of interests to be borne by the Company as from the loan date to the date on which the Loans are repaid.

4.2	Prior to the Transaction, the Second Party shall ensure that the matters referred to below have been completed:

(a)	The Second Party, on that day upon the completion of the transaction and prior to the transaction, has not been in breach of its representations, warranties or covenants under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	REPRESENTATIONS AND WARRANTIES OF THE FIRST PARTY

The First Party hereby makes the representations and warranties to the Second Party as follows:

(a)	The Company and Top Star are duly registered and incorporated under the applicable laws and shall continue to be legal enterprises during the renewal period;

(b)	The First Party is entitled with all the rights and powers to sign this Agreement and has been granted with all the necessary authorisations;

(c)	Except for the holding of rights and interests in each of its Subsidiaries and Top Star, the Company is not holding any other business or investment;

(d)	Except for the conditions set out in this Agreement, no warranties, other rights or any warranty against defects of title or any claims for equities or assets are provided for the equities to be sold by the First Party as well as the equities and the assets of Top Star;

(e)	The signing and the performance of this Agreement by the First Party have neither been constituted as a breach of any covenants, approval or obligations which have been made in contracts or in other forms but not yet been performed, nor been constituted as violation to any currently effective and applicable laws and regulations or policies or Articles of Association of the Company;

(f)	The First Party, the Company and Top Star shall ensure the authenticity and accuracy of the conditions precedent set out above and ensure that the First Party, the Company and Top Star shall indemnify the Second Party for any losses suffered by the Second Party within the scope stipulated by applicable laws due to the falseness and/or errors of the conditions precedent set out above;

(g)

The Purchase Price set out in Article 3.1 of this Agreement is determined by considering the rights, interests and liabilities corresponding to the creditor’s rights and debts of the Company and Top Star as of October 31, 2007; the liabilities occurred prior to October 31, 2007 but not yet presented on the due diligence report of the Certified Public Accountant Office shall be fully discharged by the First Party through the Company and Top Star. Upon the completion of the transaction, if the Company and Top Star shall be subject to any claims resulting from the liabilities not presented as set out above from a third party, the First Party shall forthwith discharge the liabilities directly to the third party or fully indemnify the Company and Top Star accordingly;

(h)	The First Party shall ensure that all the construction fixtures and fittings projects of the Branch Offices and Branches of Top Star as well as the Subsidiaries have passed relevant inspection of and acceptance by relevant authorities. Upon the completion of the transaction, the Second Party may directly engage in normal operations. If Top Star, or the Company or each of the Subsidiaries is subject to losses arising from the quality problems of the fixtures and fittings projects, such problems shall be dealt with pursuant to the terms of warranty as set out in the fixtures and fittings projects. If losses remain upon the settlement in accordance with the terms of warranty, both parties hereto agree that the remaining losses shall be handled in accordance with Annex D of the “equity transfer agreement” dated October 21, 2007 entered into and by Fu Gang International Co., Ltd. and HOME INNS & HOTEL MANAGEMENT (HONG KONG) LTD. with LI Wenyong from the First Party acting as the guarantor;

(i)	The First Party shall bear any legal liability and/or economic liability occurred between the Company and Top Star prior to October 31, 2007 or any legal liability and/or economic liability arising in connection with any matters thereof;

(j)	Prior to the completion of the transaction and thereafter, the First Party shall deliver to the Second Party and/or its attorney(s) all the data and files pertaining to the Company, the Subsidiaries of the Company, Top Star, and the Branch Offices of Top Star upon reasonable request of the Second Party, in order to confirm that the representations, warranties and covenants set out above are true and correct and have been properly observed;

(k)	In the event that the First Party knows any conditions that may possibly lead to errors, lack of trueness, misleading issues or breach of any of the representations, warranties and covenants set out above, or any conditions that may bring any adverse impact to the assets or liabilities of the Company, Top Star and/or the Branch Offices of Top Star, the First Party shall forthwith notify the Second Party of the aforesaid conditions;

(l)	The First Party shall indemnify the Second Party for all the costs, expenses, losses or other liabilities incurred arising from the breach of any of the representations, warranties and/or covenants as set out under this Agreement;

(m)	In consideration of total indemnity, the First Party shall indemnify the Second Party for any losses, damages, costs, expenses and/or claims suffered by the Second Party within the scope provided by applicable laws due to the breach of any of the First Party’s representations, warranties and/or covenants or other articles set out under this Agreement;

(n)	In the event of any losses, liabilities, damages, costs, claims and/or expenses (including, but not limited to, compensation, fines, expenses or interests) directly or indirectly incurred by the Second Party arising from any misrepresentation, misleading issues or breach of the “Warranties” made upon the commitment of the First Party and the Company to the Second Party as set out in Article 5 and in other articles of this Agreement, the First Party and the Company shall be jointly and severally liable to all the losses suffered by the Second Party;

(o)	Upon the signing of this Agreement, the Company shall no longer hold ninety percent (90%) of the equities of SHANGHAI WEN LAI.

5.2	REPRESENTATIONS AND WARRANTIES OF THE SECOND PARTY

The Second Party hereby makes representations and warranties to the First Party as follows:

(a)	The Second Party is entitled with all the rights and powers to sign this Agreement and has been granted with all the necessary authorisations;

(b)	The signing and the performance of this Agreement by the Second Party have neither been constituted as a breach of any covenants, approval or obligations made in contracts or other forms, nor been constituted as violation to any currently effective and applicable laws, regulations or policies;

(c)	The Second Party guarantees that, upon the completion of the transaction, the Company shall discharge the Loans as set out in Article 3.3. of this Agreement;

(d)	In the event that the Second Party knows any conditions that may possibly lead to errors, lack of trueness, misleading issues or breach of any of the representations, warranties and covenants set out above, or any conditions that may bring an adverse impact on the assets or liabilities of the Company under acquisition, Top Star and/or the Branch Offices of Top Star, the Second Party shall forthwith notify the First Party of the aforesaid conditions;

6.	ACTIONS TO BE TAKEN PRIOR TO THE COMPLETION OF THE TRANSACTION

6.1	APPROVAL

If examination and approval are required, the First Party shall, within two (2) working days as from the date of signing this

Agreement, file an application for the approval of this Agreement and the Equity Transfer as set out in this Agreement with the People’s Government of Xuhui District in Shanghai or any other examination and approval authority (hereinafter referred to as “the Examination and Approval Authority”). If no examination or approval is required, the First Party shall, within two (2) working days as from the date of signing this Agreement, assist the Company in filing an application for registration of changes to shareholder(s), including changes to the shareholder(s), legal representative(s) and the members of the Board of Directors of the Company as well as changes to the Articles of Association of the Company, with the Xuhui District Administration of Industry and Commerce. If any files are required to be provided by the Second Party, the Second Party shall provide such accordingly.

6.2	CONDITIONS FOR COMPLIANCE

The Parties hereto shall make their best endeavors to facilitate the performance of the conditions provided in Article 4 and Article 5 of this Agreement as well as the conditions stipulated to be performed by each of the Parties hereto in the other method(s) by the Parties on the transaction date or prior to the completion of the transaction. Additionally, the Parties hereto shall not commit any act which does not comply with each of the obligations under this Agreement, or which hinders or delays the completion of transaction under this Agreement.

7.	VALIDITY

7.1	EFFECTIVE DATE

This Agreement shall take effect upon the stamping and the signing of this Agreement by both parties hereto or upon examination and approval of the Examination and Approval Authority (if required to be examined and approved pursuant to applicable laws of the PRC). Notwithstanding anything contained herein, both parties hereto unanimously agree that, upon the signing of this Agreement, each of the obligations to be performed prior to the effective date of this Agreement as provided in this Agreement is not legally binding on both parties hereto. In the event of any violation to the obligations referred to above, the Parties hereto shall still bear the liability stipulated for the breach of this Agreement.

8.	COMMITMENT AND PROFIT DISTRIBUTION

8.1	COMMITMENT DATE

The transaction under this Agreement shall be completed (hereinafter referred to “Transaction Completion”) on the date (hereinafter referred to as the “Transaction Completion Date”) on which the Second Party has obtained the new business license with the Second Party recorded as the investor as set out in Article 6.1 of this Agreement.

8.2	PROFIT DISTRIBUTION

Unless otherwise specified in this Agreement, the rights and obligations of the Company prior to October 31, 2007 (inclusively) shall be borne by the First Party whilst the rights and obligations of the Company after October 31, 2007 (exclusively) shall be borne by the Second Party.

8.3	TRANSFER OF OPERATING RIGHTS

The First Party shall, as from November 1, 2007, transfer the operating rights of the Company to the Second Party. On the date of operating rights transfer, the Second Party shall undertake the transfer item by item as set out in the Checklist for the Handover of Financial Information and Legal Information for Equity Acquisition (See Annex A).

8.4	HANDOVER FORMALITIES

On November 1, 2007, the First Party shall transfer to the Second Party all the books of accounts, negotiable instruments, archives, bank accounts, and the business license and the stamp(s) of the Company. In addition, the First Party shall, upon request of the Second Party, cooperate with the Second Party in all the subsequent formalities pertaining to the change of ownership, including, but not limited to, the formality involving changes to the signature and the stamp(s) for the bank account(s) of the Company.

8.5	COMPANY NAME

Upon the completion of the transaction, the Second Party may by its own discretion decide whether any changes are to be made to the company name recorded on the business license of the Company and on other registration certificates of the Company.

9.	CONFIDENTIALITY

9.1	CONFIDENTIAL INFORMATION AND CONFIDENTIALITY OBLIGATIONS

Each of the Parties hereto hereby promises and agrees that the Parties hereto shall make sure that the affiliated companies, directors, officers, employees, agents and/or representatives of each of the Parties hereto strictly keep any information under this Agreement as well as the information on the business, clients, finances or other matters of the other party (hereinafter referred to as “Confidential Information”) in strict confidentiality. Additionally, without the prior written approval of the other party, the Parties hereto may neither use the Confidential Information for their own interests or the interests of the other party nor disclose the Confidential Information (excluding the exceptions set out below) to a third party.

9.2	EXCEPTIONS

Under the conditions set out below, Article 9.1 of this Agreement does not apply to the Confidential Information:

(a) Where the disclosure of the Confidential Information is required by a court of jurisdiction or a judicial organ, a government or a supervisory authority;

(b) Where the recipient or its direct or indirect shareholder(s) is listed in the Stock Exchange, such disclosure is required by the rules of the said Stock Exchange(s);

(c) Where the Confidential Information has already been lawfully possessed by the recipient prior to the receipt of the Confidential Information from another party; or

(d) Where the Confidential Information is publicly known not resulting from the breach of this Article hereunder.

9.3	SURVIVAL

The obligations and interests provided in this Article hereunder shall survive any expiration or termination of this Agreement.

10.	BREACH OF THE AGREEMENT AND THE COMPENSATION THEREFOR

10.1	If prior to December 31, 2007, FU GANG INTERNATIONAL CO., LTD. is unable to clear up the particulars set out in Annex D of the “equity transfer agreement” dated October 21, 2007 entered into between FU GANG INTERNATIONAL CO., LTD. and Home Inns & Hotel Management (Hong Kong) Ltd., with LI Wenyong from the First Party acting as the guarantor, the Second Party has the right to abandon the acquisition of the Subsidiaries or the Branches (If the Second Party abandons the acquisition of the Subsidiaries or the Branches, the First Party shall by itself bear relevant costs; within twenty (20) working days as from the Second Party’s deciding to abandon the acquisition, the Second Party shall deregister the said Subsidiary or Branch and ensure that any debts of the said Subsidiary or Branch with the Second Party do not involve with the Company) and is entitled to claim the losses incurred by the First Party, and to other measures that the Second Party may take.

10.2	If the Second Party is in breach of any terms under this Agreement, including, but not limited to, the failure to pay relevant costs to the First Party within the time period stipulated in this Agreement, upon the consent of both parties hereto, the Second Party shall pay to the First Party a default penalty at a daily rate of THREE TEN-THOUSANDTHS (0.0003) for the outstanding amount to be settled. In addition to the collection of the default penalty, the First Party has the right to request the Second Party to continue performance of this Agreement.

10.3

In the event of significant adverse changes (amounting to an amount of RMB40,000,000.00 or above) to the operations of the Company, its Subsidiaries, Top Star or Hong Kong Ai Jia Hotel Investment Co., Ltd. arising from any significant event occurs to the Company, each of its Subsidiaries, Top Star or Hong Kong Ai Jia Hotel Investment Co., Ltd. prior to the transfer of the operating rights as set out in Article 8.2 of this Agreement, the Second Party has the right to terminate this Agreement and is not required to pay a default penalty. Accordingly, the First Party shall return to the Second Party the Purchase Price paid if the said significant adverse changes are caused by misrepresentations and/or false warranty of the First Party or by misrepresentations and/or false warranty in the “equity transfer agreement” entered into and by Fu Gang International Co., Ltd. and Home Inns & Hotel Management (Hong Kong) Ltd. as of October 21, 2007 with LI Wenyong from the First Party acting as the guarantor, the Second Party shall, regardless of whether the said significant adverse changes occur prior to the completion of the transaction or thereafter, have the right to terminate this Agreement. The First Party shall return the Second Party the Purchase Price paid and pay a default penalty at an amount of not lower than twenty percent (20%) of the Purchase Price until the default penalty paid has offset the actual economic losses suffered by the Second Party.

10.4	Under the existing provisions of this Agreement, the Parties hereto ensure that the other party may not, at present or at any moment thereafter, be subject to or bear any liabilities, losses, damages or costs arising from any breach of the representations, warranties and covenants as provided under this Agreement. If the other party is subject to any liabilities, losses, damages or costs, the party concerned shall compensate the other party in full and ensure that the other party shall not be liable for liabilities, losses, damages or costs.

10.5	If the liable party is unable to pay the compensation as provided in this Article hereunder within the time period designated by the other party, the liable party shall pay to the other party a default penalty at a daily rate of THREE TEN-THOUSANDTHS (0.0003) for the amount owed until the payment is actually made.

11.	OTHER PROVISIONS

11.1	NOTICE

Any notice or other communication which shall be made by any party under this Agreement may be delivered to the address of the other party as set out below in person, or through an approved courier or by facsimile. Any party may, at any time and in accordance with the provisions set out above, change its address by notifying the other party in writing. The time at which a notice or communication is deemed officially served shall be ascertained in accordance with the methods set out below:

(a) In person: The notice is deemed served on the date of actual receipt and delivery;

(b) Through courier: The notice is deemed served on the date indicated on the courier receipt;

(c) By facsimile: The notice is deemed served on the first working day upon successful delivery.

Notices to the First Party:

Received by: LI Wenyong

Address: No. 29, Lane 333, Wukang Road, Shanghai, People’s Republic of China

Facsimile Number:

Telephone Number:

Received by: HOU Bin

Address: Room 301, No. 18, Lane 1028, Changshou Road, Putou District, Shanghai, PRC

Facsimile Number:

Telephone Number:

Notices to the Second Party:

Received by: May Wu

Address: Lane 421, Changping Road, Jing’an District, Shanghai, China

Facsimile Number: 86-21-6271-6078

Telephone Number: 86-21-3378-3009

Notices to the Company:

Prior to the Equity Transfer:

Received by: LI Wenyong

Address: No. 29, Lane 333, Wukang Road, Shanghai, People’s Republic of China

Facsimile Number:

Telephone Number:

After the Equity Transfer:

Received by: May Wu

Address: Lane 421, Changping Road, Jing’an District, Shanghai, China

Facsimile Number: 86-21-6271-6078

Telephone Number: 86-21-3378-3009

11.2	GOVERNING LAWS

The drafting, signing, validity, interpretation and performance of this Agreement shall be governed by the laws which have been promulgated by the People’s Republic of China and which are publicly accessible. The interpretation of this Agreement shall be made pursuant to the said governing laws. Nonetheless, with respect to any special matters not covered under the said governing laws, the generally accepted standards and principles of the International Commercial Law and international conventions shall apply.

11.3	DISPUTE RESOLUTION

Any disputes pertaining to this Agreement shall be handled in accordance with the terms set out below:

(a)	Any dispute or contradiction or claim resulting from or in connection with this Agreement or any breach, termination or voidance of this Agreement shall be first resolved by the Parties through friendly consultation.

(b)	If the dispute has not been resolved within thirty (30) days upon the commencement of the negotiation, any party of the dispute may submit the dispute to the China International Economic and Trade Arbitration Commission, Shanghai Commission for arbitration.

(c)	The award on arbitration shall be final and binding upon the Parties hereto. The Parties agree that they shall be subject to the award on arbitration and perform this Agreement in accordance with the award on arbitration.

(d)	The Parties shall bear arbitration fees as provided in the award on arbitration.

(e)	In the event that a dispute occurs and becomes the subject of friendly negotiation or arbitration, the Parties shall continue to exercise each of their respective rights and to perform each of their other obligations, except for those in connection with the dispute.

11.4	ANNEX

Any annex of this Agreement and other archives transferred as set forth in this Agreement shall be constituted as part of this Agreement and shall be deemed to be the main body of this Agreement.

11.5	SEVERABILITY

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby.

11.6	FURTHER ASSURANCE

The Parties agree that they shall promptly sign the files and/or perform the acts for any files and/or acts reasonably required or requested arising from the execution or performance of the Articles for purposes of this Agreement.

11.7	RESERVATION OF RIGHTS

The waiver by a party of the other party’s breach of any term or provision of this Agreement shall not constitute a waiver by the said party of any subsequent breach of the said term or provision or any subsequent breach of other terms or provisions of this Agreement by the other party. Any party’s suspension from or delay in exercising the rights under this Agreement shall not be interpreted as a waiver.

11.8	AMENDMENTS

Both parties hereto expressly agree that any amendment to this Agreement shall take effect only upon the signing of this Agreement in writing.

11.9	LANGUAGE

This Agreement is written in Chinese and made in sextuplicate (6) with each of the Parties keeping two (2) copies hereof. The remaining two (2) copies are submitted to the relevant government department for approval and registration if examination and approval are required. Otherwise, if examination and approval are not required, the First Party shall keep four (4) copies hereof whilst the Second Party shall keep two (2) copies hereof.

IN WITNESS WHEREOF, respective representatives of the Parties have THIS AGREEMENT executed on the date and year first above written.

FIRST PARTY:

Signature:	/s/
Name:	LI Wenyong

Signature:	/s/
Name:	HOU Bin

SECOND PARTY:

Signature:	/s/
Name:	SUN Jian
Job Title:	Representative of the Legal Incorporation[1]

[1]	The term “legal incorporation” refers to an enterprise that may operate as a legal person in the People’s Republic of China.

Chuwen Investment (Shanghai) Holdings Co., Ltd.

Annex A: Checklist for the Handover of Legal Information for Equity Acquisition

Particulars	Contents	Handover Confirmation	Remarks
Certificates	Business License
Approval Documents issued by the relevant Health Authority
Food Hygiene Licence
Sewage Discharge Permit
Approval Documents issued by the relevant Environmental Protection Authority
Letter of Opinions on Fire Control
Approval Documents for Public Order and Special Business
Certificate of Organization Code
Tax Registration Certificate - Financial
Social Security Certificate and other Certificates or Governmental Approval Documents (for example, the Name Approval Notice)

Stamps	Company’s Stamp(s)- Financial
Stamp(s) for Contract Purposes
Stamp(s) for Financial Purposes - Financial
Stamp(s) for Legal Person - Formalities for Change of Financial Management
Stamp(s) for Invoice Purposes - Financial

Documents Pertaining to the Incorporation	Resolutions of The Shareholders’ Meetings
Equity Transfer Agreement
Decisions of Executive Directors
Application for the Industrial and Commercial Registration of Changes to the Equity
Articles of Association
Articles of Association - Archival Certificate from the Administration of Industry and Commerce

Contracts and Agreements	Lease Agreements and other annexes and supplemental agreements		Property Ownership Certificate (or Title) / Business License of the Lessor / and so on
Lease Agreements for the Leased Properties
Employment Agreements - Review of the Number and Types of Personnel as well as \the Contents of the Review, Rules and Regulations, Employee Handbook
Construction Agreements
Purchase Agreements
Room Reservation Agreements
Hotel Operations Agreements
Other Documents such as Contracts and Agreements

Project Drawings	Building Plans and Architectural Drawings

Intellectual Property Rights	Trademarks
Patents (Inventions, Utility Models, and Designs)
Copyrights

Chuwen Investment (Shanghai) Holdings Co., Ltd.

Annex A: Checklist for the Handover of Financial Information for Equity Acquisition

Particulars	Contents	Handover Confirmation	Remarks
Fixed Assets	Fixed assets such as air conditioning, TV sets, elevators and so on		As from November 1, Home Inns and Hotels Management (HIMM) and the transferor have conducted physical inventory of fixed assets and inventories and signed for the physical transfer (signed by both parties hereto).

Taxation Information	Certificate of Taxation Registration (State Tax and Local Tax)
Quarterly and Tax Payment Vouchers for Enterprise Income Tax
Enterprise Income Tax - Annual Income Tax Return, Attached Forms and Tax Certificates
Photocopies of Monthly Business Tax Return and Business Tax Certificates
Auditor’s Report on Taxation (if available)
Tax Return for Other Tax Types (such as stamp taxes) and their Respective Tax Certificates

Financial Statements, Account Books and Certificates	Financial Statements (Monthly and Annual)
Auditor’s Report (if available)
Past Capital Verification Reports
	Books of Accounts (General Ledgers and Subsidiary Ledgers)		In order to ensure integrity of the books of accounts, make sure that the subsidiary ledgers and the general ledgers are verified with the accounts of the financial statements one by one.
	All Vouchers		The vouchers need to have their serial numbers verified to check for their completeness.

Registration for Assets and Other Properties	Information on Bank Account Opening Registration, Changes and Cancellation		Ensure that the original documents for the bank account opening registrations of the existing bank accounts have been completely obtained.
	Information on Bank Stamp Registration and Changes		Ensure that the stamps for the existing bank accounts have been completely obtained.
	Information on the Registration and Changes of the Company’s Stamp for Financial Purposes		Ensure that the Company’s Stamp(s) for Financial Purposes for the existing bank accounts have been completely obtained.
	Information on the Registration and Changes of the Company’s Stamp for Invoice Purposes		Ensure that the Company’s Stamps for Invoice Purposes for the existing bank accounts have been completely obtained.
Registration of Company’s Assets such as properties and vehicles (if available)
Checklist of Fixed Assets and Inventory (if available)
Agreement for Material Asset Transfer (if available)
	Accounts of Fixed Assets Prepared based on the Book Value Thereof on the Date of Handover		Total inventory is required to ascertain profits or losses.
	Subsidiary Ledgers of Inventory Prepared based on the Book Value of the Assets on the Date of Handover		Total inventory is required to ascertain profits or losses.
	Project Payment Confirmation		Please verify the trading amounts and balances set out in Annex 1 for the transactions with the suppliers of the other party.

Other Relevant Financial Information	Personnel Agreements and Monthly Payroll Records
Social Security Payment Records
Invoices and other Original Receipts Not yet Posted to the Accounts
	Material Contracts Involving High Trading Volume with the Company (and Lease Registration Certificates)		Ensure the completeness of the leases and their registration and recordal as well as other unbilled contracts (particularly the contracts with office tenants).
	Bank Statements and Bank Reconciliation Statements		Ensure the completeness of bank statements at the very least.
Stub Copies and Invoice Copies of the Company’s Invoices
Register for the Use of Company’s Stamp (if available)
Relevant Decisions on the Litigations with the Company and other Related Information
Registration Records for System Users
Relevant User Certificates, Passwords and other Related Information for Financial Software Packages